EXHIBIT 99.1

STANDSTILL AGREEMENT

This Standstill Agreement (the “Agreement”) is made and entered into effective as of the 1st day of May 2024 by and between Eaton Vance Management (“EVM”) and Karpus Management, Inc. (d/b/a Karpus Investment Management) (“Karpus Management”) (together, the “Parties,” and each a “Party”). Karpus Management is entering this Agreement for and on behalf of itself, each of its present and future affiliates (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and each of its present and future directors, officers and employees, and entities and accounts, whether such entities or accounts now exist or are organized in the future, that any such person, entity or account controls directly or indirectly, or with respect to which such person or entity exercises voting discretion, including any such entities and accounts holding common or preferred shares of Eaton Vance Municipal Bond Fund (“EIM”), a registered closed-end investment company, and/or the other registered closed-end investment companies listed on Appendix A (including EIM, each referred to herein as a “Fund,” and collectively, the “Funds”) (collectively referred to herein as “Karpus”). Notwithstanding the foregoing, the term “affiliate” with respect to Karpus shall not include (and the defined term “Karpus” shall not include) any separately operated affiliated registered investment adviser or any account or pooled investment vehicle now or in the future managed, advised or sub-advised by such separately operated affiliated registered investment adviser that is disaggregated from Karpus for purposes of Section 13(d) of the Securities Exchange Act of 1934 (a “Separate RIA”), provided that (i) any common shares of EIM owned, controlled or held by such Separate RIA were acquired in the ordinary course of such Separate RIA’s investment management business and not with the intent or purpose of influencing control of EIM, and (ii) information barriers and related procedures between Karpus and each Separate RIA have been established and maintained.
WHEREAS, EVM is an investment adviser registered with the Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940, as amended, and is the investment adviser to EIM and certain other registered investment companies;
WHEREAS, Karpus is deemed to be the beneficial owner of common shares of EIM by reason of its power to vote and direct the disposition of such shares;
WHEREAS, Karpus, by letter dated January 18, 2024, announced its intention to submit, for EIM’s 2024 annual meeting of shareholders (the “2024 Annual Meeting”), a proposal to the Board of Trustees of EIM (“EIM Board”) that the EIM Board promptly consider authorizing a self-tender offer for all outstanding common shares of EIM at or close to net asset value (“NAV”), and if more than 50% of EIM’s outstanding common shares are tendered, the tender offer should be cancelled and the EIM Board should take the steps necessary to liquidate, merge, or convert EIM to an open-end mutual fund or exchange traded fund (the “First Proposal”);
WHEREAS, Karpus, by letter dated April 11, 2024, announced its intention to submit, at the 2024 Annual Meeting, a proposal to terminate EIM’s investment advisory agreement with EVM and its own slate of nominees to serve as trustees of EIM (the “Additional Proposals,” and together with the First Proposal, the “Karpus Proposals”); and
WHEREAS, the Parties to this Agreement wish to resolve matters concerning the Karpus Proposals;
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the Parties hereto agree as follows:

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1. EVM.

(a) After the execution and delivery of this Agreement by each Party, EVM represents that it will use its best efforts, consistent with its fiduciary duties, to present the EIM Board with information and a proposal to enable the EIM Board to approve:

(i) A tender offer for 20% of the outstanding common shares of EIM on the date of the commencement of the tender offer (or such lesser amount that is properly tendered and not withdrawn) at not less than 98% of EIM’s NAV (the “Tender Offer”). Once approved by the EIM Board, EVM shall use its best efforts to cause the Tender Offer to commence no later than June 7, 2024.
(ii) A conditional tender offer (the “Initial Conditional Tender Offer”) for EIM’s outstanding common shares subject to the following terms: if during a four- month period commencing on the date of the close of the Tender Offer, EIM’s common shares trade at an average discount to its NAV of more than 7.5% (based upon the average of the difference between its volume-weighted average market price and NAV each business day during the period, as measured at the close of the period) (the “First Trigger Event”), EIM shall conduct the Initial Conditional Tender Offer. The Initial Conditional Tender Offer shall be for 5% of EIM’s common shares outstanding on the commencement date of the Initial Conditional Tender Offer (or such lesser amount that is properly tendered and not withdrawn) at a price of 98% of EIM’s NAV. The Initial Conditional Tender Offer would commence within twenty (20) business days of the date on which the First Trigger Event occurs.
(iii) An additional conditional tender offer (the “Additional Conditional Tender Offer”) for EIM’s common shares, subject to the following additional terms: if during a four-month period commencing on the first business day after the nine-month anniversary of the commencement of the Tender Offer, EIM’s shares trade at an average discount to its NAV of more than 7.5% (based upon the average of the difference between its volume-weighted average market price and NAV each business day during the period, as measured at the close of the period) (the “2nd Trigger Event”), EIM shall conduct the Additional Conditional Tender Offer. The Additional Conditional Tender Offer shall be for 5% of EIM’s common shares outstanding on the commencement date of the Additional Conditional Tender Offer (or such lesser amount that is properly tendered and not withdrawn) at a price of 98% of EIM’s NAV. The Additional Conditional Tender Offer would commence within twenty (20) business days of the date on which the 2nd Trigger Event occurs.
(iv) Notwithstanding any commitment by the Fund to conduct the Tender Offer, the Initial Conditional Tender Offer and the Additional Conditional Tender Offer, the Fund will not commence a tender offer or accept tenders or effect repurchases of the Fund’s common shares during any periods if (i) such transactions, if consummated, would (a) result in delisting of the Fund’s Shares from the NYSE American (the NYSE American LLC Company Guide provides that the NYSE American would promptly initiate suspension and delisting procedures with respect to closed-end funds if the total market value of publicly held shares and net assets are each less than $5,000,000 for more than 60 consecutive days or it ceases to maintain its closed-end status); (b) cause the Fund to fail to qualify and to be treated as a regulated investment

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company under the Internal Revenue Code of 1986, as amended (which would subject the Fund to tax on its taxable income at corporate rates, and cause all distributions from earnings and profits, including any distributions of net tax- exempt income and net long-term capital gains, to be taxable to shareholders as ordinary income); or (c) result in a failure to comply with asset coverage requirements applicable to any senior securities of the Fund that are issued and outstanding; (ii) there is any (a) in the EIM Board’s good faith and reasonable judgment, material legal action or proceeding instituted or threatened challenging the legality of such transactions; (b) suspension of or limitation on prices for trading securities generally on the NYSE American or other national securities exchange(s), or the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) National Market System; or (c) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States, Massachusetts or New York; or (iii) the EIM Board determines, in good faith, that effecting any such transactions would constitute a breach of the fiduciary duty it owes to the Fund or its shareholders. In the event of a delay pursuant to any of clauses (i) through (iii) above or a determination not to conduct the tenders set forth herein, the Fund will (x) provide, within three (3) calendar days, written notice to Karpus of any such determination not to conduct or delay the Tender Offer pursuant to this Section 1(a)(iv), in each case, together with a detailed analysis of the reason for such determination and reasonable support for such determination and (y) in the event of a delay, the Fund will commence the Tender Offer as soon as practicable and not later than 10 days after the termination of such delaying event.

(b) EVM also agrees to recommend to the EIM Board that a press release in the form attached hereto as Appendix B announcing the approval of the Tender Offer, the Initial Conditional Tender Offer and the Additional Conditional Tender Offer by EIM be issued within two business days after EIM Board approval (the “Announcement”).

2. Karpus.
(a) The Karpus Proposals shall be deemed to have been withdrawn effective upon the Announcement, and Karpus promptly shall take all steps necessary to confirm the withdrawal of the Karpus Proposals, and shall not submit any other proposals or nominees for the 2024 Annual Meeting.

(b) Karpus shall tender, or cause to be tendered, all of the common shares of EIM of which it is the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) in the Tender Offer, the Initial Conditional Tender Offer and the Additional Conditional Tender Offer. Upon request from EVM or EIM, Karpus hereby agrees to certify to EVM the number of shares that it submits in the Tender Offer or any Initial Conditional Tender Offer or Additional Conditional Tender Offer.

(c) Karpus hereby agrees that it will not, directly or indirectly, submit any shareholder proposal or nomination to any Fund during the Restricted Period (as defined below).

(d) During the Restricted Period, Karpus shall appear by proxy or otherwise at any annual or special meeting of shareholders of a Fund, and cause all shares Karpus beneficially owns of such Fund as of the record date for such meeting to be counted as present thereat for purposes of a quorum.

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(e) As used herein, for purposes of EIM, the “Restricted Period” means the period commencing with the date of this Agreement and ending upon the earlier of (i) the two (2) year anniversary of this Agreement, (ii) sixty (60) days prior to the nomination deadline for the EIM 2026 annual meeting of shareholders or (iii) sixty (60) days prior to the date that is the last date that a shareholder proposal is permitted to be submitted to EIM for its 2026 annual meeting of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. As used herein, for each other Fund, the “Restricted Period” means the period commencing with the date of this Agreement and ending upon the two (2) year anniversary of this Agreement.

(f) During the Restricted Period, if Karpus owns securities of a Fund as of the date of this Agreement or acquires or otherwise holds or controls shares during the Restricted Period, it will be a “Passive Investor” (as described below).

(g) Being a Passive Investor shall mean that during the Restricted Period Karpus will not, directly or indirectly, with respect to any Fund: (i) submit any shareholder proposals for the vote or consent (collectively, “vote”) of shareholders (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) or any proposal for consideration by such Fund’s Board of Trustees (with respect to any Fund, including EIM, the “Fund Board”) or seek to call a shareholder meeting; (ii) nominate any candidate for election as a trustee or otherwise seek appointment to or representation on the Fund Board or seek removal of any Fund Board member; (iii) solicit proxies or make, participate in or encourage any “solicitation” (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) under the Exchange Act from the definition of “solicitation”) for proxies for any shareholder proposals or nominations of candidates for election as trustees or take any action resulting in Karpus becoming a “participant” in any “election contest” (as such terms are defined in the proxy rules of the SEC); (iv) engage, directly or indirectly, in any short sale that derives substantially all of its value from a decline in the market price of a Fund; or (v) form, join or participate in any way in any partnership, syndicate or other group, including, without limitation, a “group” as defined under Section 13(d) of the Exchange Act with respect to such Fund, or deposit such Fund shares in a voting trust, arrangement or agreement, or subject such Fund shares to a voting trust, arrangement or agreement. For the avoidance of any doubt, Karpus shall withdraw any shareholder proposals or nominations as described under sub-parts (i) and (ii) above to the extent any such proposals or nominations are submitted to a Fund prior to the commencement of the Restricted Period and shall also withdraw from and/or recuse itself from any actions as described under sub-parts (iii) to (v) above to the extent Karpus engages or otherwise participates in such actions with respect to a Fund prior to the commencement of the Restricted Period.

Being a Passive Investor shall also mean that, during the Restricted Period, Karpus shall not, either directly or indirectly, explicitly or implicitly, publicly or privately: (a) encourage, recommend, advise, finance or urge others to put forward shareholder proposals, including, but not limited to, any proposal to terminate or replace the investment adviser or sub-adviser of the Fund, any proposal to recapitalize, restructure, open-end, liquidate, dissolve or engage in similar transaction with respect to a Fund, any nominations with respect to trustees of such Fund or appointment to or representation on such Fund Board, removal of any trustee of such Fund, or otherwise have discussions or enter into any arrangements with any other person in connection with any of the foregoing as they relate to such Fund; (b) indicate support or approval for any shareholder proposals or nominations relating to such Fund (other than voting in accordance with the immediately following clause (c)); (c) cause or permit shares of such Fund that Karpus directly or

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indirectly has the power to vote or direct the vote of, to be voted on any matter in any way other than in accordance with the recommendations of such Fund Board, or to not be voted or be withheld from or otherwise abstain from voting on any such matter; provided, however, that, with respect to fundamental investment policy changes, Karpus shall have discretion to vote against such measures if it deems such proposed changes are not in its clients’ best interests; and provided further that if Karpus lends any shares of a Fund to any third party, Karpus shall recall any such loan in advance of the record date for any vote of or consent by the shareholders of a Fund so that Karpus shall have full voting rights with respect to all such loans which shall be voted as provided herein; (d) solicit or encourage others to vote against any matter recommended by such Fund Board; (e) otherwise act, alone or in concert with others, to seek to control EVM or its affiliates or the management, Fund Board or policies of such Fund; (f) threaten to bring or pursue or bring or pursue any suit, regulatory action or proceeding against EVM or any of its subsidiaries or affiliates, such Fund, or the Fund Board, Fund Board members or investment adviser or sub-adviser, other than against EVM for alleged violations of this Agreement; (g) make or otherwise indicate any support for any statement, proposal or request with respect to (i) any change in the number or term of board members or the filling of any vacancies on a Fund Board, (ii) any change in the capitalization, share purchase program, dividend policy or distribution policy of a Fund, (iii) any other material change in a Fund’s management, business or organizational structure with respect to a Fund, (iv) any waiver, amendment or modification to the organizational documents of a Fund, or (v) any waiver, amendment or modification to this Section 2(g); or (h) take or seek to take, or cause or seek to cause or solicit others to take, any action inconsistent with any of the foregoing as they relate to such Fund.

(h) Karpus shall take all measures practicable to prevent present and future Karpus officers, directors, partners, employees and representatives from engaging in conduct otherwise prohibited by this Agreement. Upon the written request of a Fund, Karpus shall notify such Fund in writing of the number of shares beneficially owned by Karpus.

3. The Parties acknowledge and agree that this Agreement will be (a) filed as an exhibit to an amendment to the Schedule 13D, relating to EIM filed by Karpus, and (b) to the extent required by applicable law or regulation, incorporated by reference to the Tender Offer materials to be filed by EIM. In the event that any Party to this Agreement or EIM is requested or required to disclose any information regarding matters covered by this Agreement not already in the public domain (the “Information”), such person, if permitted, shall provide the other Party with prompt written notice of such request or requirement so that such notified person may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; provided that no notice will be required regarding disclosures to clients by Karpus contemplated in the proviso at the end of the preceding paragraph. If, in the absence of a protective order or other remedy or the receipt of a waiver the disclosing Party (or EIM, as applicable) is nonetheless, in the opinion of its counsel, compelled by law or regulation to disclose some or all of the Information, the Party (or EIM, as applicable) required to make such disclosure may, without liability hereunder, disclose only that portion of the Information which such counsel advises is required by law or regulation to be disclosed, provided that the disclosing Party (or EIM, as applicable) exercises reasonable efforts to preserve the confidentiality of the Information, including, without limitation, by cooperating with the person seeking to protect the Information to obtain an appropriate protective order; provided, however, that all costs (including any reasonable legal fees incurred by the disclosing Party (or EIM, as applicable)) that relate to obtaining such protective order shall be borne by the person seeking to keep such Information confidential.

4. Termination.

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(a)    Notwithstanding anything herein to the contrary, if EIM fails to complete any of (i) the Tender Offer, (ii) if the First Trigger Event occurs, the Initial Conditional Tender Offer or (iii) if the 2nd Trigger Event occurs, the Additional Conditional Tender Offer, and in each case distribute the proceeds in cash to the participating shareholders in accordance with this Agreement, this Agreement shall terminate and be of no further force or effect.

(b) This Agreement shall remain in effect until the earlier of: (i) the expiration of the Restricted Period; (ii) its termination pursuant to Section 4(a) and (iii) such other date established by mutual written agreement of the Parties.

(c) Section 4, Section 7, Section 8, Section 10, and Section 11 shall survive the termination of this Agreement. No termination pursuant to this Section 4 relieves any Party from liability for any breach of this Agreement prior to such termination.

5. Any notices and other communications hereunder shall be delivered by email, with a copy by personal delivery, overnight delivery or ordinary mail, directed as follows:

To EVM, by delivery to:

Jonathan Isaac Eaton Vance Management One Post Office Square Boston, MA 02109 Email: jonathan.isaac@morganstanley.com
With a copy to:

Deidre Walsh Eaton Vance Management One Post Office Square Boston, MA 02109 Email: deidre.walsh@morganstanley.com
To Karpus, by delivery to:

Daniel Lippincott Karpus Management, Inc. 183 Sully’s Trail Pittsford, NY 14534 Email: daniel@karpus.com
With copies to:

Adam W. Finerman, Esq. Baker & Hostetler LLP 45 Rockefeller Plaza New York, NY 10111 Email: afinerman@bakerlaw.com

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Such addresses may be changed from time to time by means of a notice given in the manner provided above. Delivery for all notices and other communications (other than legal process) hereunder shall be deemed effective upon receipt of such communication by personal delivery, overnight delivery or mail. Delivery solely to outside counsel shall not constitute duly given notice to any Party hereto.

6. The Parties agree that breach of this Agreement may cause immediate and irreparable harm and that, in the event of breach or threatened breach of this Agreement, each Party shall be entitled to seek injunctive and other equitable relief without proof of actual damages in addition to any other remedies as may be available at law or in equity. Each Party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights under this Agreement are cumulative, not exclusive, and will be in addition to all rights and remedies available to either Party at law or in equity.

7. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby. Each Party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the State and Federal courts located in New York, in any action or proceeding arising out of or relating to this Agreement, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, such Federal court. A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suits in the judgment or in any other manner provided by law. The Parties hereto irrevocably and unconditionally waive any objection which they may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any State or Federal court in the State of New York.

8. This Agreement constitutes the entire agreement between the Parties hereto regarding the subject matter hereof. No representations, warranties, or inducements have been made by any Party hereto concerning this Agreement other than those contained and memorialized herein. No amendments, changes or modifications may be made to this Agreement without the express written consent of each of the Parties hereto. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. No failure or delay by a Party in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder. No waiver, express or implied, by any Party of any breach or default by any other Party in the performance by the other Party of its obligations under this Agreement shall be deemed or construed to be a waiver of any other breach or default, whether prior, subsequent, or contemporaneous, under this Agreement. Any waiver must be in writing and executed by the Party against whom the waiver is sought to be charged. This Agreement shall be binding upon and inure to the benefits of the Parties and their respective agents, executors, heirs, successors and permitted assigns; however, neither this Agreement nor any of the benefits of this Agreement shall be assigned by either Party without the prior written consent of the other.

9. For a period from the date hereof through the termination of this Agreement, each Party hereto shall refrain from making, and shall cause their respective affiliates and its and their respective principals, directors, members, general partners, officers, agents, advisors, and employees not to make or cause to be made, any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise, whether true or false, disparages,

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defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of such statements or announcements by Karpus: a Fund or any of its subsidiaries, administrators or advisers (including EVM and its affiliates), or any of its or their respective current, former or future affiliated persons (as defined in the 1940 Act) and direct or indirect parent companies, including (without limitation) any officers, directors, principals, trustees or employees of any of the foregoing (including, without limitation, any statements or announcements regarding the Fund’s strategy, operations, performance, products or services), and (b) in the case of statements or announcements by EVM: Karpus. The foregoing shall not apply to any compelled testimony or production of information, either by legal process or subpoena or in connection with a response to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought. Notwithstanding the foregoing, the term “affiliate” with respect to Karpus shall not include any Separate RIA, provided that (i) any common shares of EIM owned, controlled or held by such Separate RIA were acquired in the ordinary course of such Separate RIA’s investment management business and not with the intent or purpose of influencing control of EIM, and (ii) information barriers and related procedures between Karpus and each Separate RIA have been established and maintained.

10. EVM is a Massachusetts business trust formed under a declaration of trust. Karpus acknowledges and agrees that in dealing with EVM, Karpus must look solely to the property of EVM for satisfaction of claims of any nature against them, as neither the trustees, officers, employees nor shareholders of EVM assume any personal liability in connection with its business or for obligations entered into on its behalf. EVM represents and warrants to Karpus that to its knowledge, none of the Tender Offer, the Initial Conditional Tender Offer or the Additional Conditional Tender Offer, or the occurrence of all three, would result in a failure to comply with asset coverage requirements applicable to any senior securities of the Fund that are issued and outstanding.

11. Each party hereto has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder, and entry into this Agreement and performance of the obligations hereunder will not result in any violation of any agreement, order or judgment to which it is bound or to which any of its assets is subject, or any order, rule, or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it which would have a material adverse effect on its ability to consummate the transactions contemplated by this Agreement.

12. This Agreement may be executed in counterparts, each of which shall be deemed an original, and when taken together all such counterparts shall be deemed to constitute one and the same document. Delivery of an executed signature page of this Agreement by email or other electronic means shall be effective as delivery of a manually executed counterparty hereof.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

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Appendix A

Fund	Ticker	Listing Exchange
Eaton Vance California Municipal Bond Fund	EVM	NYSE American
Eaton Vance California Municipal Income Trust	CEV	NYSE American
Eaton Vance Floating-Rate Income Trust	EFT	NYSE
Eaton Vance Limited Duration Income Fund	EVV	NYSE American
Eaton Vance Municipal Bond Fund	EIM	NYSE American
Eaton Vance Municipal Income 2028 Term Trust	ETX	NYSE
Eaton Vance Municipal Income Trust	EVN	NYSE
Eaton Vance National Municipal Opportunities Trust	EOT	NYSE
Eaton Vance New York Municipal Bond Fund	ENX	NYSE American
Eaton Vance Senior Floating-Rate Trust	EFR	NYSE
Eaton Vance Senior Income Trust	EVF	NYSE
Eaton Vance Short Duration Diversified Income Fund	EVG	NYSE

A-1

Appendix B

Announcement

[See attached]

B-1

Investor Contact: (800) 262-1122

FOR IMMEDIATE RELEASE

EATON VANCE MUNICIPAL BOND FUND ANNOUNCES FIRM AND CONDITIONAL TENDER OFFERS
BOSTON, MA, [DATE], 2024 - Eaton Vance Municipal Bond Fund (NYSE American: EIM) (the “Fund”) announced that its Board of Trustees (the “Board”) has authorized a cash tender offer for up to 20% of its outstanding common shares at a price per share equal to 98% of the Fund’s net asset value (“NAV”) per share as of the close of regular trading on the New York Stock Exchange (NYSE) on the date the tender offer expires (the “Firm Tender Offer”). The Firm Tender Offer is expected to begin on or about June 7, 2024 and expire at 5:00 P.M. Eastern Time on or about July 9, 2024, unless extended. The pricing date is also expected to be July 9, 2024, unless the Firm Tender Offer is extended.

The Board also authorized the Fund to conduct two conditional cash tender offers to follow the Firm Tender Offer, provided certain conditions are met. Specifically, on the date of the close of the Firm Tender Offer, the Fund will announce via press release the commencement of a four- month period. If, during such period, the Fund’s common shares trade at an average discount to NAV of more than 7.5% (based upon the average of the difference between its volume-weighted average market price and NAV each business day during the period) (“First Trigger Event”), the Fund will conduct an additional tender offer (the “Initial Conditional Tender Offer”) within 20 business days of the date on which the First Trigger Event occurs. The Initial Conditional Tender Offer will be for up to 5% of the Fund’s then-outstanding common shares at 98% of NAV per share as of the close of regular trading on the NYSE on the date the tender offer expires.

The Fund will announce via press release the commencement of a second four-month period, commencing on the first business day after the nine-month anniversary of the commencement of the Firm Tender Offer. If, during such period, the Fund’s common shares trade at an average discount to NAV of more than 7.5% (based upon the average of the difference between its volume-weighted average market price and NAV each business day during the period) (“Second Trigger Event”), the Fund will conduct an additional tender offer (the “Second Conditional Tender Offer” and, collectively with the Firm Tender Offer and the Initial Conditional Tender Offer, the “Tender Offers”) within 20 business days of the date on which the Second Trigger Event occurs. The Second Conditional Tender Offer will be for up to 5% of the Fund’s then- outstanding common shares at 98% of NAV per share as of the close of regular trading on the NYSE on the date the tender offer expires.

Additional terms and conditions of each Tender Offer will be set forth in the Fund’s offering materials filed with the U.S. Securities and Exchange Commission (the “SEC”), which will be distributed to the Fund’s common shareholders, and in additional press releases, as applicable. If the number of common shares tendered in a Tender Offer exceeds the maximum amount of the Tender Offer, the Fund will purchase shares from tendering shareholders on a pro-rata basis (disregarding fractional common shares). Accordingly, there is no assurance that the Fund will purchase all of a shareholder’s common shares tendered in any or all of the Tender Offer(s). The Fund may determine not to accept shares tendered in a Tender Offer under various circumstances, as will be set forth in the offering materials. Further information about the Tender Offers will be announced in future press releases and the Fund’s offering materials.

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About Eaton Vance

Eaton Vance applies in-depth fundamental analysis to the active management of equity, income, alternative and multi-asset strategies. Eaton Vance’s investment teams follow time- tested principles of investing that emphasize ongoing risk management, tax management (where applicable) and the pursuit of consistent long-term returns. The firm’s investment capabilities encompass the global capital markets. Eaton Vance is a part of Morgan Stanley Investment Management, the asset management division of Morgan Stanley.

About the Fund

Except for sales of shares pursuant to a tender offer, common shares of the Fund are available for purchase or sale only through secondary market trading at their current market price. Shares of closed-end funds (such as the Fund) often trade at a discount from their NAV. The market price of Fund shares may vary from NAV based on factors affecting the supply and demand for shares, such as Fund distribution rates relative to similar investments, investors’ expectations for future distribution changes, the clarity of the Fund’s investment strategy and future return expectations, and investors’ confidence in the underlying markets in which the Fund invests. Fund shares are subject to investment risk, including possible loss of principal invested. Fund shares are not FDIC-insured and are not deposits or other obligations of, or guaranteed by, any bank. The Fund is not a complete investment program and you may lose money investing in the Fund. An investment in the Fund may not be appropriate for all investors. Before investing in the Fund, prospective investors should consider carefully the Fund’s investment objective, strategies, risks, charges and expenses.

Important Notice

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of the Fund. The Fund has not commenced the Firm Tender Offer described in this press release, and the Conditional Tender Offer(s) will not be completed unless the prescribed conditions are met. The Tender Offer(s) will be made only by an offer to purchase, a related letter of transmittal and other documents filed with the SEC as exhibits to a tender offer statement on Schedule TO, with all such documents available on the SEC’s website at www.sec.gov. For each Tender Offer, the Fund will also make available to shareholders without charge the offer to purchase and the letter of transmittal. Shareholders should read these documents carefuly, as they will contain important information about the relevant Tender Offer.

This press release is for informational purposes only and is not intended to, and does not, constitute an offer to purchase or sell shares of the Fund. Additional information about the Fund, including performance and portfolio characteristic information, is available at www.eatonvance.com.

Statements in this press release that are not historical facts are forward-looking statements as defined by the U.S. securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to uncertainties and other factors which are, in some cases, beyond the Fund’s control and could cause actual results to differ materially from those set forth in the forward-looking statements. All forward-looking statements are as of the date of this press release only; the Fund undertakes no obligation to update or review any forward-looking statements.